UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 28, 2016

CHINA YIDA HOLDING, CO.

(Exact name of registrant as specified in its charter)

Nevada	000-26777	50-0027826
(State or other jurisdiction of incorporation or organization)	(Commission file number)	(I.R.S. Employer Identification Number)

28/F Yifa Building, No. 111 Wusi Road Fuzhou, Fujian, P. R. China	350003
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: +86 (591) 2830 2230

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.07.	Submission of Matters to a Vote of Security Holders.

On June 28, 2016, China Yida Holding, Co. (the “Company”) held a special meeting of its stockholders (the “Special Meeting”) to approve the Amended and Restated Agreement and Plan of Merger (the “Merger Agreement”), dated as of April 12, 2016, by and between the Company and China Yida Holding Acquisition Co. (“Acquisition”), providing for the merger of Acquisition with and into the Company (the “Merger”), with the Company surviving the Merger. Holders of shares of the Company’s common stock as of May 24, 2016 (the “Record Date”) had one vote for each share of Company common stock owned by such stockholder as of the close of business on the Record Date. Approval of the Merger Agreement at the Special Meeting required the affirmative vote (in person or by proxy) of the holders of at least a majority of the outstanding shares of the Company’s common stock (the “Stockholder Vote”).

According to the preliminary report of the inspector of elections, at the Special Meeting the Merger Agreement was approved by approximately 58.48% of the outstanding shares of the Company’s common stock. A second proposal to adjourn the Special Meeting, if necessary or appropriate, to solicit additional proxies, was not needed.

A preliminary tally of the votes for the Stockholder Vote is as follows:

FOR	AGAINST	ABSTAIN	BROKER NON-VOTES
2,289,312	13,809	1,010	N/A

Item 8.01.	Other Events.

On June 28, 2016, the Company issued a press release relating to the announcement of the results of the Special Meeting. A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits:

Exhibit No.	Description

99.1	Press Release Announcing the Results of the Special Meeting, dated June 28, 2016.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 28, 2016

CHINA YIDA HOLDING, CO.

By:	/s/ Yongxi Lin
Name:	Yongxi Lin
Title:	Chief Financial Officer